                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement            [_] Confidential, for Use of the
                                               Commission Only (as permitted by
[X] Definitive Proxy Statement                 Rule 14a-6(e)(2))

[X] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                           COX COMMUNICATIONS, INC.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No Filing Fee Required.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    --------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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Notes:

                    [COX COMMUNICATIONS LOGO APPEARS HERE]

To the Stockholders of
 Cox Communications, Inc.

  You are invited to attend the Annual Meeting of Stockholders of Cox Communications, Inc. to be held at Corporate Headquarters, 1400 Lake Hearn Drive, NE, Atlanta, Georgia 30319, on Thursday, April 17, 1997, at 9:00 a.m., local time.

  Information concerning matters to be considered and acted upon at the meeting is set forth in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

  Please read the enclosed Notice of Annual Meeting and Proxy Statement so you will be informed about the business to come before the meeting. Your vote is important, regardless of the number of shares you own. On behalf of the Board of Directors, I urge you to mark, sign and return the enclosed proxy card as soon as possible, even if you plan to attend the Annual Meeting. You may, of course, revoke your proxy by notice in writing to the Corporate Secretary at any time before the proxy is voted.

                                          Sincerely,

                                          /s/ James O. Robbins
                                          -------------------------------
                                          James O. Robbins
                                          President and Chief Executive
                                          Officer

Atlanta, Georgia

March 17, 1997

                           COX COMMUNICATIONS, INC.
                           1400 LAKE HEARN DRIVE, NE
                            ATLANTA, GEORGIA 30319
                                (404) 843-5000

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON APRIL 17, 1997

                               ----------------

To the Stockholders of Cox Communications, Inc.

  The Annual Meeting of the holders of Class A Common Stock and Class C Common Stock of Cox Communications, Inc. (the "Company") will be held at Corporate Headquarters, 1400 Lake Hearn Drive, NE, Atlanta, Georgia on Thursday, April 17, 1997, at 9:00 a.m., local time, for the following purposes:

  1. To elect a Board of Directors of seven members to serve until the 1998 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

  2. To ratify the appointment by the Board of Directors of Deloitte & Touche LLP, independent certified public accountants, as the Company's independent auditors for the year ending December 31, 1997;

  3. To approve the proposed amendment to the Company's Certificate of Incorporation to increase the number of shares of the Company's Class A Common Stock authorized for issuance thereunder from 286,000,000 to 316,000,000 shares;

  4. To approve the adoption of the Cox Communications, Inc. 1997 Employee Stock Purchase Plan; and

  5. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The Board of Directors has fixed March 6, 1997 as the record date for the Annual Meeting with respect to this solicitation. Only holders of record of Class A Common Stock and Class C Common Stock at the close of business on that date are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof as set forth in the Proxy Statement.

  The Company's Annual Report to stockholders for the year ended December 31, 1996 is enclosed herewith.

                                          By Order of the Board of Directors

                                          /s/ Andrew A. Merdek
                                          ----------------------------------
                                          Andrew A. Merdek
                                          Corporate Secretary

Atlanta, Georgia

March 17, 1997

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE AS PROMPTLY AS POSSIBLE. A PROXY MAY BE REVOKED BY A STOCKHOLDER ANY TIME PRIOR TO ITS USE AS SPECIFIED IN THE ENCLOSED PROXY STATEMENT.

                           COX COMMUNICATIONS, INC.
                           1400 LAKE HEARN DRIVE, NE
                            ATLANTA, GEORGIA 30319
                                (404) 843-5000

                               ----------------

                                PROXY STATEMENT

                      1997 ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

SOLICITATION OF PROXIES

  The Board of Directors of Cox Communications, Inc. (the "Company") is furnishing this Proxy Statement in connection with its solicitation of proxies for use at the Company's 1997 Annual Meeting of Stockholders, to be held on April 17, 1997, at 9:00 a.m., local time, at Corporate Headquarters, 1400 Lake Hearn Drive, NE, Atlanta, Georgia 30319, and at any adjournment thereof. Each valid proxy received in time will be voted at the meeting and, if a choice is specified, it will be voted in accordance with such specification. A proxy may be revoked by notice in writing to the Corporate Secretary at the address set forth above at any time before the proxy is voted.

  This Proxy Statement and the proxies solicited hereby are being first sent for delivery to stockholders of the Company on or about March 18, 1997. The cost of solicitation of proxies, including the reimbursement to banks and brokers for reasonable expenses for sending proxy materials to their principals, will be borne by the Company.

  The shares of Class A Common Stock and Class C Common Stock represented by valid proxies received by the Company in time for the Annual Meeting will be voted as specified in such proxies. Executed but unvoted proxies will be voted:

  (1) FOR the election of the Board of Directors' nominees for directors;

  (2) FOR the ratification of the appointment of Deloitte & Touche LLP, independent certified public accountants, as the Company's independent auditors for the year ending December 31, 1997;

  (3) FOR the approval of the proposed amendment to the Company's Certificate of Incorporation to increase the number of shares of the Company's Class A Common Stock authorized for issuance thereunder from 286,000,000, to 316,000,000 shares; and

  (4) FOR the approval of the Cox Communications, Inc. 1997 Employee Stock Purchase Plan.

  If any other matters properly come before the Annual Meeting, the persons named on such proxies will, unless the stockholder otherwise specifies in the proxy, vote upon such matters in accordance with their best judgment.

VOTING SECURITIES

  The Company has two classes of outstanding voting securities, Class A Common Stock, $1.00 par value per share (the "Class A Common Stock"), and Class C Common Stock, $1.00 par value per share (the "Class C Common Stock"). As of March 6, 1997, there were outstanding 256,511,695 shares of Class A Common Stock and 13,798,896 shares of Class C Common Stock. Only holders of record of shares of Class A Common Stock or shares of Class C Common Stock at the close of business on March 6, 1997, which the Company's Board of Directors has fixed as the record date, are entitled to vote at the meeting.

  The Class A Common Stock and Class C Common Stock will vote together as a single class, with each share of Class A Common Stock being entitled to one vote, and each share of Class C Common Stock being entitled to ten votes. The presence in person or by proxy of holders of a majority of the issued and outstanding shares of Class A Common Stock and Class C Common Stock entitled to vote at the Annual Meeting will constitute a quorum. The affirmative vote of a majority of the voting power of the Class A Common Stock and Class C Common Stock, voting together as a single class, present at the Annual Meeting in person or by proxy, and entitled to vote, is required for the election of directors, the ratification of appointment of independent auditors, the approval of an amendment to the Company's Certificate of Incorporation that increases the number of authorized shares of the Company's capital stock and the approval of the 1997 Employee Stock Purchase Plan.

  Shares as to which a stockholder abstains are considered shares entitled to vote on the applicable proposal and are included in determining whether such proposal is approved (i.e., an abstention would have the effect of a vote against the applicable proposal). On the other hand, broker non-votes are not considered shares entitled to vote on the applicable proposal and are not included in determining whether such proposal is approved. A broker non-vote occurs when the nominee of a beneficial owner with the power to vote on at least one matter does not vote on another matter because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner with respect to such matter. Accordingly, broker non-votes have no effect on the outcome of a vote on the applicable proposal.

  Stockholders will not have appraisal rights with respect to any of the proposals to be voted upon at the Annual Meeting.

  As of March 6, 1997, Cox Enterprises, Inc., a Delaware corporation ("CEI"), through wholly-owned subsidiaries, held approximately 83.0% of the combined voting power of the Class A Common Stock and Class C Common Stock. Accordingly, CEI will have sufficient voting power to elect all members of the Board of Directors, to ratify the appointment of independent auditors, to approve the amendment to the Company's Certificate of Incorporation that increases the number of authorized shares of the Company's capital stock, to approve the 1997 Employee Stock Purchase Plan and to control substantially all other actions that may come before the Annual Meeting.

                             ELECTION OF DIRECTORS
                               (PROPOSAL NO. 1)

  At the meeting, seven directors are to be elected to hold office until the 1998 Annual Meeting of Stockholders or until their respective successors have been elected and qualified. All of the nominees currently are directors of the Company.

  The seven directors nominated for election at the 1997 Annual Meeting of Stockholders are: James C. Kennedy; Janet Morrison Clarke; John R. Dillon; David E. Easterly; Robert F. Erburu; James O. Robbins; and Andrew J. Young (collectively, the "Nominees"). The persons named as proxies intend (unless authority is withheld) to vote for the election of all of the Nominees as directors.

  The Board of Directors knows of no reason why any Nominee for director would be unable to serve as director. If at the time of the Annual Meeting any of the Nominees are unable or unwilling to serve as a director of the Company, the persons named in the proxy intend to vote for such substitutes as may be nominated by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES.

  The following information regarding the Nominees, their principal occupations, employment history, and directorships in certain companies is as reported by the respective Nominees.

  James C. Kennedy, 49, has served as Chairman of the Board of Directors and Chief Executive Officer of CEI since January 1988, and prior to that time was CEI's President and Chief Operating Officer. Mr. Kennedy was elected the Chairman of the Board of Directors of the Company in May 1994. Mr. Kennedy joined CEI in 1972, and initially worked with CEI's Atlanta Newspapers. Mr. Kennedy serves on the Board of Governors and the Executive Board of the Newspaper Association of America, and is a director of Cox Radio, Inc., a majority owned subsidiary of CEI ("Cox Radio"), National Service Industries, Inc., Flagler Systems, Inc. and Texas Commerce Bankshares N.A. Mr. Kennedy holds a B.A. from the University of Denver.

  James O. Robbins, 54, has served as President of the Company since September 1985, and as President and Chief Executive Officer since May 1994. Mr. Robbins was elected a director of the Company in May 1994. Mr. Robbins joined the Company in September 1983 and has served as Vice President, Cox Cable New York City and as Senior Vice President, Operations of the Company. Prior to joining the Company, he held management and executive positions with Viacom Communications, Inc. and Continental Cablevision. Mr. Robbins is a member of the Executive Committee of the National Cable Television Association. Mr. Robbins holds a B.A. from the University of Pennsylvania and an M.B.A. from Harvard Business School. Mr. Robbins serves as a director of Teleport Communications Group Inc., TeleWest Communications plc and NCR Corporation and as a Representative on the Partnership Board of Sprint Spectrum, L.P., an SEC reporting company.

  Janet Morrison Clarke, 44, has served as a director of the Company since March 1995. Ms. Clarke is a Senior Vice President of R.R. Donnelley & Sons Company. Since joining R.R. Donnelley in 1978 as a Sales Representative, she has served as Manager, National Accounts; Vice President and Director of the OEM Sales Division; and Senior Vice President of Manufacturing. She is currently Senior Vice President of Information Technology Sector. Ms. Clarke also serves as a director of Stanhome Corporation and 77 Capital Corporation, R.R. Donnelley's Venture Fund. Ms. Clarke earned a bachelor's degree from Princeton University and completed the Advanced Management Program at the Harvard Business School.

  John R. Dillon, 55, was elected a director of the Company in May 1994. Mr. Dillon became Managing Director of Cravey, Green and Whalen in January 1997. Mr. Dillon served as Senior Vice President and Chief Financial Officer of CEI from May 1990 until his retirement on December 31, 1996, and he continues to serve as a consultant to CEI. He was Vice President and Chief Financial Officer of CEI from September 1985 through May 1990. Mr. Dillon joined CEI in 1982, and prior to that time, was President of Fuqua National, a privately held energy, communications and investment firm in Atlanta. He was previously with Scientific-Atlanta as Treasurer and General Manager of its cable television division. Mr. Dillon serves on the Board of Directors and Compensation Committee of Teleport Communications Group Inc. Mr. Dillon holds a B.S.E.E. from Georgia Institute of Technology and an M.B.A. from Harvard Business School.

  David E. Easterly, 54, has served as President and Chief Operating Officer of CEI since October 1994 and was President of Cox Newspapers, Inc. ("Cox Newspapers"), a subsidiary of CEI, from May 1986 through October 1994. Mr. Easterly was elected a director of the Company in May 1994. Mr. Easterly joined CEI in 1970 at the Dayton Daily News, transferring to Atlanta in 1981 as Vice President of Operations for Cox Newspapers. He was named Publisher of The Atlanta Journal/Constitution in April 1984. Mr. Easterly is a member of the Board of Directors of the Associated Press. Mr. Easterly also serves as a director of CEI and of Cox Radio. Mr. Easterly holds a B.A. from Austin College.

  Robert F. Erburu, 66, has served as a director of the Company since March 1995. Mr. Erburu is Chairman of the Board (Retired) of Times Mirror. He has served as a director of Times Mirror since 1968 and served as Chairman of the Board from 1986 to December 31, 1995. From 1981 through May 1, 1995, Mr. Erburu served as Chief Executive Officer of Times Mirror. Mr. Erburu graduated from the University of Southern California with a B.A. degree in Journalism and holds a J.D. degree from Harvard Law School. He is also a director of Tejon Ranch Company and Marsh & McLennan Companies, Inc. Mr. Erburu is Chairman of the Board of Trustees of the Huntington Library, Art Collections and Botanical Gardens and of the J. Paul Getty Trust. He is a director of the National Gallery of Art, as well as trustee of The Ahmanson Foundation, and several other charitable foundations. He is a director of the Council on Foreign Relations and the Tomas Rivera Center. In addition, he is a member of the Business Council.

  Andrew J. Young, 64, has served as a director since March 1995. Mr. Young has served as Vice Chairman of Law Companies Group, Inc., an engineering and environmental consulting company since February 1993, and was Chairman of one of its subsidiaries, Law International, Inc. from 1989 to February 1993. From 1981 to 1989, Mr. Young was Mayor of Atlanta, Georgia, and prior thereto served as U.S. Ambassador to the United Nations under President Jimmy Carter and as a member of the U.S. House of Representatives. Mr. Young is a member of several Boards of Directors, including Delta Airlines, Thomas Nelson Publishing Company and Host Marriott Corporation. Mr. Young holds degrees from Howard University and Hartford Theological Seminary.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table provides information as of March 6, 1997, with respect to the shares of Class A Common Stock and Class C Common Stock beneficially owned by each person known by the Company to own more than 5% of any class of the outstanding voting securities of the Company.

                                                                     PERCENT OF
                             CLASS A             CLASS C            VOTE OF ALL
         NAME OF             COMMON    PERCENT    COMMON   PERCENT   CLASSES OF
    BENEFICIAL OWNER          STOCK    OF CLASS   STOCK    OF CLASS COMMON STOCK
-------------------------  ----------- -------- ---------- -------- ------------
Cox Enterprises, Inc. (a)
(b) (c)..................  189,595,588   73.9%  13,798,896  100.0%      83.0%
Mutuelles AXA et al. (d).   13,966,614    5.4            0      0        3.5

--------
(a) The business address for CEI is 1400 Lake Hearn Drive, N.E., Atlanta, Georgia 30319.
(b) Of the shares of Common Stock of the Company that are beneficially owned by CEI, 177,105,323 shares of Class A Common Stock and 12,848,235 shares of Class C Common Stock are held of record by Cox Holdings, Inc. The remaining 12,490,265 shares of Class A Common Stock and 950,661 shares of Class C Common Stock beneficially owned by CEI are held of record by Cox Discovery, Inc. All of the outstanding capital stock of Cox Holdings, Inc. is beneficially owned by CEI. All of the outstanding capital stock of Cox Discovery, Inc. is beneficially owned by Cox Investment Company, Inc., and all of the outstanding capital stock of Cox Investment Company, Inc. is beneficially owned by CEI. The beneficial ownership of the outstanding capital stock of CEI is described in footnote (c) below.
(c) There are 202,601,949 shares of Common Stock of CEI outstanding, with respect to which (i) Barbara Cox Anthony, as trustee of the Anne Cox Chambers Atlanta Trust, exercises beneficial ownership over 58,316,422 shares (28.8%), (ii) Anne Cox Chambers, as trustee of the Barbara Cox Anthony Atlanta Trust, exercises beneficial ownership over 58,316,422 shares (28.8%), (iii) Barbara Cox Anthony, Anne Cox Chambers and Marion H. Allen, III, as trustees of the Dayton Cox Trust A, exercise beneficial ownership over 82,745,685 shares (40.8%), and (iv) 222 individuals and trusts exercise beneficial ownership over the remaining 3,223,420 shares (1.6%). Thus, Barbara Cox Anthony and Anne Cox Chambers, who are sisters, together exercise sole or shared beneficial ownership over 199,378,529 shares (98.4%) of Common Stock of CEI. In addition, Garner Anthony, the husband of Barbara Cox Anthony, holds beneficially and of record 14,578 shares of Common Stock of CEI. Barbara Cox Anthony disclaims beneficial ownership of such shares. Barbara Cox Anthony and Anne Cox Chambers are the mother and aunt, respectively, of James C. Kennedy, the Chairman of the Board of Directors and Chief Executive Officer of CEI and the Chairman of the Board of Directors of the Company.

  (d) The information contained in this table with respect to Mutuelles AXA (as defined below) et al. is based on a joint filing on Schedule 13G reporting ownership as of December 31, 1996 by the following: Alpha Assurances I.A.R.D. Mutuelle (100-101 Terrasse Boieldieu, 92042 Paris La Defense France); Alpha Assurances Vie Mutuelle (100-101 Terrasse Boieldieu, 92042 Paris La Defense France); AXA Assurances I.A.R.D. Mutuelle (21 rue de Chateaudun, 75009 Paris France); AXA Assurances Vie Mutuelle (21, rue de Chateaudun, 75009 Paris France); AXA Courtage Assurance Mutuelle (26, rue Louis le Grand, 75002 Paris France) (the foregoing, collectively the "Mutuelles AXA," filed as a group); AXA (23, Avenue Matignon, 75008 Paris France); and The Equitable Companies Incorporated, (787 Seventh Avenue, New York, New York 10019). In the above-referenced Schedule 13G, the reporting parties reported their percentage of the Class A Common Stock as 5.1%. Based on the number of shares of Class A Common Stock reported in the Schedule 13G as owned by the reporting parties, the Company believes that the correct percentage should be 5.4%, as indicated in the table.

SECURITY OWNERSHIP OF MANAGEMENT

  "Beneficial ownership" of the Class A Common Stock of the Company and the Common Stock of CEI, by the Company's directors and the Named Executive Officers, and by all directors and executive officers as a group at March 6, 1997, is shown in the following table. None of such persons, individually or in the aggregate, owns 1% or more of the Common Stock of the Company or CEI.

                                NUMBER OF SHARES OF COX
                                 CLASS A COMMON STOCK   NUMBER OF SHARES OF CEI
     NAME OF BENEFICIAL OWNER            OWNED            COMMON STOCK OWNED
     ------------------------   ----------------------- -----------------------
     Margaret A. Bellville.....               0                       0
     Ajit M. Dalvi.............          12,821                   7,299
     John R. Dillon............           1,502                  56,947
     David E. Easterly.........           2,000                 111,049
     Barry R. Elson............          18,226                   8,108
     Jimmy W. Hayes............          15,257                   5,887
     James C. Kennedy..........          34,200                       0(a)
     James O. Robbins..........         106,999                  30,404
     David M. Woodrow..........          14,130                   3,908
     Janet Morrison Clarke.....           1,605                       0
     Robert F. Erburu..........         171,038                       0
     Andrew J. Young...........           3,605                       0
     All directors and
      executive officers as a
      group
      (16 persons, including
      those named above).......         407,927                 233,795

--------
(a) Mr. Kennedy owns of record no shares of Common Stock of CEI. Sarah K. Kennedy, Mr. Kennedy's wife and trustee of the Kennedy Trusts, exercises beneficial ownership over an aggregate of 7,380 shares of Common Stock of CEI. In addition, as described above, Barbara Cox Anthony and Anne Cox Chambers, the mother and aunt, respectively, of Mr. Kennedy, together exercise sole or shared beneficial ownership over 199,378,529 shares of Common Stock of CEI. Mr. Kennedy disclaims beneficial ownership of all such shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of the Company's Class A Common Stock to file reports of ownership and changes in ownership of the Company's Class A Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on a review of copies of such reports and written representations from the reporting persons, the Company believes that from January 1996 through the date of this Proxy Statement, except as set forth below, its executive officers, directors and greater than ten percent stockholders filed on a timely basis all reports due under Section 16(a) of the Exchange Act. One Form 4 was inadvertently filed late reporting the acquisition by Mr. Young and his spouse of 1,000 shares each of Class A Common Stock.

BOARD OF DIRECTORS AND COMMITTEES

  The Board of Directors had five regular meetings in 1996. During 1996, the Executive Committee approved actions by unanimous written consent seven times. The current members of the Executive Committee are Messrs. Kennedy (Chair), Dillon, Erburu and Robbins.

  The Board of Directors also has an Audit Committee and a Compensation Committee. The Audit Committee approves the selection of the independent auditors for the Company, reviews the scope and results of the annual audit, approves the services to be performed by the independent auditors, reviews the independence of the auditors, reviews the performance and fees of the independent auditors, reviews the adequacy of the system of internal accounting controls and reviews the scope and results of internal auditing procedures. In addition, the Audit Committee has special meetings to review related party transactions. The Audit Committee met three times in 1996. The current members of the Audit Committee are Ms. Clarke (Chair), Mr. Erburu and Mr. Young.

  The Compensation Committee adopts and oversees the administration of compensation plans for executive officers and senior management of the Company, determines awards granted to executive officers under such plans, and reviews the reasonableness of such compensation. The Compensation Committee met twice in 1996. On October 15, 1996, Mr. Erburu and Mr. Young replaced Mr. Kennedy and Mr. Easterly as members of the Compensation Committee. The current members of the Compensation Committee are Mr. Erburu (Chair), Ms. Clarke and Mr. Young.

  During 1996, each director has attended at least 75% of the total number of meetings of the Board of Directors and meetings of the committees on which such director serves, except that Mr. Young, who during 1996, in addition to other global responsibilities, served as the Co-Chairman of the Atlanta Committee for the Olympic Games, was unable to attend two Board meetings, three Audit Committee meetings and one Compensation Committee meeting.

COMPENSATION OF DIRECTORS

  The directors of the Company who are not affiliates of the Company, Janet Morrison Clarke, Robert F. Erburu and Andrew J. Young, are reimbursed for expenses and paid an annual fee of $30,000. The annual fee is paid as follows:
(a) one-half in shares of Class A Common Stock pursuant to the Cox Communications, Inc. Restricted Stock Plan for Non-Employee Directors (the "Directors' Restricted Stock Plan") plus (b) one-half in cash. In addition, the non-affiliate directors receive a meeting fee of $1,000 for every board meeting and committee meeting attended. The directors of the Company who are affiliates of the Company do not receive any compensation for serving on the Company's board.

  Pursuant to the Directors' Restricted Stock Plan, directors who are not employees of the Company or any of its subsidiaries or affiliates receive 50% of any annual Board retainer fee in the form of Class A Common Stock, subject to certain restrictions and forfeitures prior to the expiration of the period ending five years after the date of the grant of the award or, if earlier, the date of death or disability in certain circumstances. The maximum number of shares of Class A Common Stock that may be granted pursuant to restricted stock awards under the Directors' Restricted Stock Plan is 50,000.

EXECUTIVE OFFICERS

  The executive officers of the Company who are not directors of the Company are set forth below. Executive officers of the Company are elected to serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified.

  Alex B. Best, 56, has served as Senior Vice President, Engineering since January 1989. Mr. Best joined the Company as Vice President, Engineering in April 1986, following 20 years with Scientific-Atlanta's cable television business. Mr. Best holds a B.S.E.E. and an M.S.E.E. from the Georgia Institute of Technology.

  Ajit M. Dalvi, 54, has served as Senior Vice President, Programming & Strategy since October 1996. Prior to that he served as Senior Vice President, Marketing and Programming since April 1987. Mr. Dalvi joined the Company in February 1982 as Director, Marketing, and later served as Vice President, Marketing Planning and Development and Vice President, Marketing and Programming. Prior to joining the Company, Mr. Dalvi held a series of marketing positions with Coca-Cola USA. Mr. Dalvi serves as a director of StarSight Telecast, Inc. Mr. Dalvi holds a B.A. from Bombay University and an M.B.A. from the Indian Institute of Management, an affiliate of Harvard Business School.

  Jimmy W. Hayes, 44, has served as Senior Vice President, Finance and Chief Financial Officer of the Company since January 1992. Mr. Hayes joined CEI in 1980 as Accounting Manager, was promoted to Assistant Controller in May 1981, and Controller in January 1982. Mr. Hayes was named Vice President, Finance of the Company in September 1989. Prior to joining CEI, Mr. Hayes was an Audit Manager with Price Waterhouse & Company. Mr. Hayes serves on the Board of Directors of Teleport Communications Group Inc. Mr. Hayes holds a B.A. and an M.A.C.C. from the University of Georgia.

  David M. Woodrow, 51, has served as Senior Vice President, Broadband Services since April 1994. Mr. Woodrow joined the Company in 1982 as Director, Business Development, and was promoted to Western Regional Manager in July 1984, to Vice President and General Manager of Cox Cable Santa Barbara, Inc. in September 1985, and Senior Vice President, Operations in August 1989. Prior to joining the Company, Mr. Woodrow was employed by the Technology Components Group of Exxon Enterprises and Pitney Bowes, Inc. Mr. Woodrow serves on the Board of Directors of Teleport Communications Group Inc. and is a director of the Cellular Telephone Industry Association. Mr. Woodrow holds a B.S. and an M.S. from Purdue University, and an M.B.A. from the University of Connecticut.

  Claus F. Kroeger, 45, has served as Vice President, Operations since October 1994. Mr. Kroeger joined the Company in 1976 as a manager trainee. He has held various positions in the field and served as Director of Operations and Director of Business Development of the Company. From 1990 to 1994, he served as Vice President and General Manager of Cox Cable Middle Georgia. Mr. Kroeger holds a B.A. from the University of Alabama and an M.S. in telecommunications from the University of Colorado.

  James A. Hatcher, 45, Vice President, Legal and Regulatory Affairs since January 1995, was named Vice President and General Counsel of the Company in 1992. He joined the Company in 1979 and held various positions, including Secretary and General Counsel for the Company and CEI prior to 1992. Mr. Hatcher is a director of Graphic Industries, Inc. Mr. Hatcher holds a B.A. from Furman University and a J.D. from the South Carolina School of Law.

  Margaret A. Bellville, 43, has served as Vice President, Operations since August 1995. From 1993 to 1995, she served as Vice President of Century Communications. From 1986 to 1993 she served as Vice President of Contel Cellular. Ms. Bellville holds a B.A. from the State University of New York at Binghamton.

  Jayson R. Juraska, 40, has served as Vice President, Operations since January 1997. He joined the Company in 1983 as Corporate Business Manager, Development Division and subsequently served as Director of Finance and Administration for the Company's Eastern Division and Vice President and General Manager for the Company's Greater Hartford system before becoming Vice President and General Manager for New England operations in 1995. Mr. Juraska holds a B.A. from the University of Pennsylvania and an M.B.A. from the Wharton School of Business.

EXECUTIVE COMPENSATION

  The following table sets forth certain information for the years ended December 31, 1994, 1995, and 1996, respectively, concerning the cash and non-cash compensation earned by or awarded to the Chief Executive Officer and the four most highly compensated executive officers of the Company whose combined salary and bonus exceeded $100,000 in such periods who were executive officers as of December 31, 1996 and Barry R. Elson, who served as an executive officer until October 4, 1996 (the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                              ANNUAL COMPENSATION               LONG-TERM COMPENSATION
                             -------------------------    -------------------------------------
                                                                  AWARDS              PAYOUTS
                                                          ------------------------- -----------
                                                           RESTRICTED    SECURITIES
                                                             STOCK       UNDERLYING    LTIP        ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR     SALARY   BONUS      AWARDS(A)(B)   OPTIONS(C) PAYOUTS (D) COMPENSATION (E)
---------------------------  ----    -------- --------    ------------   ---------- ----------- ----------------
James O. Robbins             1996    $600,000 $      0(f)  $ 513,744(g)   170,000                   $ 6,000
 President and Chief         1995     527,500  227,000     1,228,725      283,269                     6,000
 Executive Officer           1994     453,550  270,550                               $169,650         4,620
Ajit M. Dalvi                1996     295,000  110,580     $ 121,804(h)    19,000                     6,000
 Senior Vice President,      1995     265,000   98,000       249,000       74,010                     6,000
 Programming and Strategy    1994     220,000   82,000                                 52,592        67,120(i)
Jimmy W. Hayes               1996     270,000  100,510                     18,000                     6,000
 Senior Vice President,      1995     210,000  151,000       228,855       66,597                     6,000
 Finance and Chief           1994     180,000  110,000                                 37,323         4,620
 Financial Officer
David M. Woodrow             1996     245,000   86,485                     17,500                     6,000
 Senior Vice President       1995     205,000   78,000       211,950       66,140                     6,000
 Broadband Services          1994     185,000   76,000                                 21,206         4,620
Margaret A. Bellville        1996     210,000   75,415                     15,000                     6,000
 Vice President              1995(j)   69,910   25,780                     13,000                     2,077
 Operations
Barry R. Elson(k)            1996     372,000  130,200                     22,500                     6,000
 (Former) Executive Vice     1995     310,000  165,000       273,390       78,126                     6,000
 President, Operations       1994     222,167  123,000                                 57,681         4,620

--------
(a) The aggregate number of restricted shares held by each Named Executive Officer and the aggregate value of such restricted shares, based on the closing price of Class A Common Stock as of December 31, 1996 ($23.125), are:

                                                              NUMBER
                                                                OF     VALUE AT
                                                              SHARES   12/31/96
                                                              ------- ----------
   Mr. Robbins............................................... 105,499 $2,439,664
   Mr. Dalvi.................................................  29,461    681,286
   Mr. Hayes.................................................  15,257    352,818
   Mr. Woodrow...............................................  14,130    326,756
   Ms. Bellville.............................................       0          0
   Mr. Elson.................................................  18,226    421,476

    Dividends are payable to the Named Executive Officers with respect to shares of restricted stock if and when dividends are declared on the Company's Class A Common Stock.
(b) 1995 restricted stock awards represent units awarded in 1992 under the Cox Enterprises Unit Appreciation Plan (the "UAP") which were converted to an equivalent award of restricted stock. These shares of restricted stock vested on January 1, 1997, except in the case of Mr. Elson's shares which vested on December 31, 1996 pursuant to his separation agreement (See Separation Agreement). The value of the awards as stated above is based on the closing price of Class A Common Stock on April 24, 1995, the date of grant, which was $15.00. The number of shares of restricted stock awarded to each Named Executive Officer in 1995 is as follows: Mr. Robbins 81,915 shares; Mr. Dalvi 16,640 shares; Mr. Hayes 15,257 shares; Mr. Woodrow 14,130; Ms. Bellville 0 shares; and Mr. Elson 18,226 shares.

(c) 1995 option awards include units awarded in 1994 under the UAP which were converted to an equivalent award of options for Class A Common Stock.
(d) Reflects cash payouts and the value as of the date of issuance of awards of CEI stock under the UAP.
(e) Reflects amounts contributed pursuant to the Cox Communications, Inc. Savings and Investment Plan (the "401(k) Plan") and amounts credited under the Cox Communications, Inc. Executive Savings Plus Restoration Plan (the "Restoration Plan").
(f) Mr. Robbins elected to forego his 1996 bonus in exchange for an award of restricted stock made on January 1, 1997. See footnote (g) below.
(g) Reflects the value of 8,000 shares of restricted stock awarded to Mr. Robbins on January 23, 1996, based on the closing price of Class A Common Stock on such date, or $20.875, which award was made to reward 1995 performance. These shares of restricted stock vest on January 23, 2001, provided Mr. Robbins remains employed by the Company as of such date. Also, this amount reflects the value based on the closing price of Class A Common Stock on the trading date next following the date of grant, or $22.25, of 15,584 shares of restricted stock awarded to Mr. Robbins on January 1, 1997, which award was made pursuant to Mr. Robbins' election to forego his bonus for 1996 in exchange for shares of restricted stock under the LTIP (as defined below). These shares of restricted stock vest on January 1, 2002, provided Mr. Robbins remains employed by the Company as of such date.
(h) Mr. Dalvi received an award of 12,821 shares of restricted stock on January 1, 1996 in exchange for his agreement with the Company to cancel the Company's obligation to pay him $250,000 of deferred compensation, 50% of which was vested, pursuant to the Executive Incentive Agreement, dated as of January 2, 1991, between Mr. Dalvi and CEI. See footnote (i) below. The value of this award indicated is net of the consideration paid by Mr. Dalvi in the form of this foregone vested deferred compensation. Without taking into account Mr. Dalvi's consideration for the restricted stock award, the value of the award as of the date of grant is $246,804, which is based on the closing price of the Class A Common Stock on the trading day next following the date of grant, or $19.25. Mr. Dalvi's restricted stock award vests on January 1, 2001, provided he remains employed by the Company as of such date.
(i) This amount includes $62,500 which vested on December 31, 1994 pursuant to the Executive Incentive Agreement, dated as of January 2, 1991, between Mr. Dalvi and CEI. Pursuant to the Executive Incentive Agreement,
    Mr. Dalvi was granted a deferred payment award of $250,000. Such award was scheduled to vest over five years, with 25% vesting on December 31, 1993 and 25% vesting on December 31, 1994. The remaining amount was scheduled to vest on December 31, 1995. However, in exchange for future compensation awards to be determined by the Compensation Committee in 1996, Mr. Dalvi and the Compensation Committee agreed to defer the vesting of the amount scheduled to vest on December 31, 1995. Effective January 1, 1996, Mr. Dalvi and the Company entered into an agreement pursuant to which the Executive Incentive Agreement and all obligations thereunder were canceled in exchange for an award to Mr. Dalvi of 12,821 shares of restricted stock under the LTIP. See footnote (h) above.
(j) Reflects compensation earned from Ms. Bellville's date of hire, August 21, 1995, through December 31, 1995.
(k) Mr. Elson resigned from his position as Executive Vice President as of October 4, 1996, and from his employment with the Company as of December 31, 1996.

 Long-Term Incentive Plan

  Prior to 1995, the Named Executive Officers participated in the Cox Enterprises, Inc. Unit Appreciation Plan (the "UAP") which provides incentive compensation to key employees of CEI and its divisions and subsidiaries. The beginning base price of each unit awarded under the UAP is equal to the appraised fair market value of a share of common stock of CEI on the date of the award, as determined by an independent appraisal firm or firms selected by CEI. In April 1995, employees of the Company who held outstanding units under the UAP, including the Named Executive Officers, were given the option to cancel and convert such units to equivalent awards of restricted stock and stock options under the Cox Communications, Inc. Long-Term Incentive Plan (the "LTIP"). All of the Named Executive Officers exercised this conversion option. The LTIP provides for various forms of equity-based incentive compensation with respect to Class A Common Stock, including stock options, stock appreciation rights, stock bonuses, restricted stock awards, performance units and phantom stock and awards consisting of combinations of such incentives. The LTIP is administered by the Compensation Committee of the Company which has the discretion to determine the type of awards to grant, when, if and to whom awards are granted, the number of shares covered by each award and the terms and conditions of each award. The Compensation Committee has delegated to a management committee the administration of grants to eligible individuals who are not "insiders" for purposes of reporting obligations under Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"). See "Security Ownership of Management."

  The following table discloses for the six Named Executive Officers information regarding options granted pursuant to the LTIP during the fiscal year ended December 31, 1996:


                             OPTION GRANTS IN 1996

                                     PERCENT                         POTENTIAL REALIZABLE
                                    OF TOTAL                           VALUE AT ASSUMED
                         NUMBER OF   OPTIONS                         ANNUAL RATES OF STOCK
                         SECURITIES  GRANTED  EXERCISE                PRICE APPRECIATION
                         UNDERLYING    TO      PRICE                  FOR OPTION TERM(B)
                          OPTIONS   EMPLOYEES   PER     EXERCISE     ---------------------
          NAME           GRANTED(A)  IN 1996   SHARE      DATE           5%        10%
          ----           ---------- --------- -------- ----------    ---------- ----------
James O. Robbins(c).....  170,000     24.05%  $20.9375  1/23/2006    $2,238,472 $5,672,727
Ajit M. Dalvi...........   19,000      2.69    20.9375  1/23/2006       250,182    634,011
Jimmy W. Hayes..........   18,000      2.55    20.9375  1/23/2006       237,015    600,642
David M. Woodrow........   17,500      2.48    20.9375  1/23/2006       230,431    583,957
Margaret A. Bellville...   15,000      2.12    20.9375  1/23/2006       197,512    500,535
Barry R. Elson..........   22,500      3.18    20.9375 12/31/2001(d)    296,268    750,802

--------
(a) Stock options become exercisable over a five year period, with 60% becoming exercisable three years from the date of grant and an additional 20% becoming exercisable each year thereafter. In addition, all options will become immediately and fully exercisable if the stock price achieves, and maintains for a period of 10 consecutive trading days, a level equal to or greater than 140% of the option exercise price.
(b) The dollar amount under the columns are the 5% and 10% rates of appreciation prescribed by the Securities and Exchange Commission. The 5% and 10% rates of appreciation would result in per share prices of $34.105 and $54.306, respectively. The Company expresses no opinion regarding whether this level of appreciation will be realized and expressly disclaims any representation to that effect.
(c) A portion of the options granted reflect an award granted on January 23, 1996 that was related to the consummation of the Times Mirror cable television merger and additional responsibilities related to the integration of the new systems assumed by Mr. Robbins thereafter.
(d) Pursuant to Mr. Elson's separation agreement with the Company, options granted to him in 1996 vested upon his resignation from employment with the Company and will expire five years from that date. (See--Separation Agreement).

  The following table sets forth information related to the number and value of options held at December 31, 1996 by the Named Executive Officers, none of whom exercised options in 1996.

                          1996 YEAR-END OPTION VALUES

                             NUMBER OF SECURITIES            VALUE OF UNEXERCISED IN-THE-
                            UNDERLYING UNEXERCISED               MONEY OPTIONS/SARS AT
                         OPTIONS AT DECEMBER 31, 1996              DECEMBER 31, 1996
                         --------------------------------   -------------------------------
          NAME            EXERCISABLE      UNEXERCISABLE    EXERCISABLE(A) UNEXERCISABLE(A)
          ----           --------------   ---------------   -------------- ----------------
James O. Robbins........                0           453,269    $      0       $2,113,979
Ajit M. Dalvi...........                0            93,010           0          496,724
Jimmy W. Hayes..........                0            84,597           0          448,947
David M. Woodrow........                0            83,640           0          445,042
Margaret A. Bellville...                0            28,000           0           67,757
Barry R. Elson..........          100,626                 0    $529,694(b)

--------
(a) The exercisable/unexercisable value represents the number of the exercisable/unexercisable options times the difference between the closing price, on December 31, 1996 ($23.125) and the exercise price of $16.975 for all 1995 options (except that Ms. Bellville's were granted at an exercise price of $20.437) and $20.937 for all 1996 options.
(b) Pursuant to Mr. Elson's separation agreement, all of his outstanding options became fully vested as of his resignation from employment with the Company.

 Retirement Plans

  Cox Communications, Inc. Pension Plan. The Cox Communications, Inc. Pension Plan (the "Pension Plan") is a tax-qualified defined benefit pension plan. The Pension Plan covers all eligible employees of the Company and any of its affiliates who have adopted the Pension Plan (including the Named Executive Officers). The Pension Plan is funded through a tax-exempt trust, into which contributions are made as necessary based on actuarial funding analysis.

  The Pension Plan provides for the payment of benefits upon retirement, early retirement, death, disability and termination of employment. Participants become vested in their benefits under the Pension Plan after completing five years of vesting service. The Pension Plan benefit is determined under a formula based on a participant's compensation and years of benefit accrual service. Participants may elect from several optional forms of benefit distribution, although special rules restrict the choices of married participants without spousal consent.

  Cox Executive Supplemental Plan. The Cox Executive Supplemental Plan (the "CESP") is a non-qualified defined pension plan providing supplemental retirement benefits to certain CEI management employees and those of certain of its affiliates (including the Named Executive Officers). The CESP is administered by the Management Committee of CEI whose members are appointed by the CEI Board of Directors. The Management Committee of CEI designates management employees to participate in the CESP.

  The CESP monthly benefit formula, payable at normal retirement, is 2.5% of a participant's average compensation, as calculated in the CESP multiplied by the participant's years of benefit accrual service credited under the CESP. The normal retirement benefit will not exceed 50% of a participant's average compensation at retirement. Benefits payable with respect to early retirement are reduced to reflect an earlier commencement date. Special disability, termination of employment and death benefits also are provided. All benefits payable under the CESP are reduced by benefits payable to the participant under the Pension Plan. Participants may elect among several forms of benefit distributions.

  The CESP is not funded currently by CEI. All payments of benefits are made from the general funds of CEI.

The following table provides estimates of annual retirement income benefits payable to certain executives under the Pension Plan and the CESP:

                          PENSION PLAN AND CESP TABLE

                                           YEARS OF SERVICE
    FINAL AVERAGE           --------------------------------------------------------------
COMPENSATION (5 YEARS)         5              10              15            20 OR MORE
----------------------      -------         -------         -------         ----------
 $150,000                   $18,750         $37,500         $56,250          $75,000
       250,000               31,250          62,500          93,750          125,000
       350,000               43,750          87,500         131,250          175,000
       450,000               56,250         112,500         168,750          225,000
       550,000               68,750         137,500         206,250          275,000
       650,000               81,250         162,500         243,750          325,000
       750,000               93,750         187,500         281,250          375,000

  The Named Executive Officers have been credited with the following years of service: Mr. Robbins, 13 years; Mr. Dalvi 14 years; Mr. Hayes, 16 years; Mr. Woodrow, 14 years; Ms. Bellville, 1 year; and Mr. Elson, 13 years. The Pension Plan and the CESP define "compensation" generally to include all remuneration to an employee for services rendered, including base pay, bonuses, special forms of pay and certain employee deferrals. Certain forms of additional compensation, including severance, moving expenses, extraordinary bonuses, long-term incentive compensation and contributions to employee benefit plans, are excluded from the definition of compensation. The Pension Plan credits compensation only up to the limit of covered compensation under Section 401(a)(17) of the Code; the CESP does not impose this limit on covered compensation. The definition of "covered compensation" under the Pension Plan and the CESP, in the aggregate, is not substantially different from the amount reflected in the Annual Compensation column of the Summary Compensation Table set forth above. The estimates of annual retirement benefits reflected in such table are based on payment in the form of a straight-life annuity and are determined after offsetting benefits payable from Social Security as provided under the terms of the Pension Plan and the CESP.

 Separation Agreement

  Pursuant to a separation agreement between Barry R. Elson and the Company (the "Agreement"), effective October 4, 1996, Mr. Elson resigned from his position as Executive Vice President, and, effective December 31, 1996, from his employment with the Company. Under the Agreement, the Company has agreed to provide Mr. Elson with (i) monthly salary continuation payments, based on his annual 1996 base salary, for a four month period; (ii) a special monthly retirement benefit of approximately $6,093, which shall be payable in the form of a single life annuity with a 20-year certain guarantee commencing January 1, 1997; (iii) full vesting in option awards previously granted to Mr. Elson and the right to exercise such options at any time within five years after January 1, 1997; (iv) ownership of the Company vehicle used by Mr. Elson prior to his resignation; (v) retiree health care coverage; and (vi) other employee benefits on the same terms and conditions generally applicable to executive employees of the Company and their dependents. Under the Agreement, Mr. Elson released the Company of any and all claims he may have had against the Company and agreed to keep confidential certain information and trade secrets regarding the Company and its business.

 Compensation Committee Interlocks and Insider Participation

  Prior to October 15, 1996, the Compensation Committee of the Company consisted of James C. Kennedy, David E. Easterly and Janet Morrison Clarke. Mr. Kennedy is the Chairman of the Board of Directors and Chief Executive Officer of CEI and Mr. Easterly is a director and the President and Chief Operating Officer of CEI. As of October 15, 1996, Mr. Kennedy and Mr. Easterly resigned from the Committee and were replaced with Mr. Erburu and Mr. Young, both of whom are independent directors.

 Performance Graph

  The following graph compares, for the period beginning on February 1, 1995, the date the Company's stock first became publicly traded on the New York Stock Exchange, and ending on December 31, 1996, the cumulative total return of the Company's Class A Common Stock to the cumulative total returns on Standard & Poor's 500 Stock Index and Standard & Poor's Broadcast Media Index. The comparison assumes $100 was invested on February 1, 1995 in the Company's Class A Common Stock and in each of the foregoing indices and that all dividends were reinvested.

                           [LINE GRAPH APPEARS HERE]

           Comparison of Twenty-Three-Month Cumulative Total Return
             Among Cox Communications, Inc., the S&P 500 Index and
                         the S&P Broadcast Media Index

--------------------------------------------------------------------------------
                             2/1/95    Jun-95     Dec-95     Jun-96     Dec-96
--------------------------------------------------------------------------------
Cox Communications, Inc.     $100.00  $102.65    $103.31    $114.57    $121.85
(Class A Common Stock)
--------------------------------------------------------------------------------
S&P 500 Index                $100.00  $117.17    $134.10    $147.64    $164.89
--------------------------------------------------------------------------------
S&P Broadcast Media Index    $100.00  $119.87    $133.22    $121.87    $109.20
--------------------------------------------------------------------------------

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION POLICIES

  The Compensation Committee ("Committee") administers compensation for executive officers. The Committee believes it serves the stockholders well by administering executive pay programs that are competitive with cable industry standards, variable with annual performance, and focused on stockholder value.

  In developing compensation plans and reviewing compensation levels, the Committee reviews competitive compensation data provided in the Towers Perrin Annual Media Industry Survey: Cable Industry Segment. This survey is based upon an examination of total compensation levels at sixteen companies with which the Company competes for talent in the marketplace. Where necessary, survey information is supplemented by proxy statement analysis. All the companies included in the S&P Broadcast Media Index shown in the Performance Graph are used in this competitive review.

EXECUTIVE OFFICERS' COMPENSATION

  The total compensation of executive officers consists of three components:
1) base salary; 2) annual incentive compensation; and 3) long-term incentive awards. The philosophy of the Committee is that a substantial portion of total compensation should be at risk based on the financial and operational performance of the Company. The at-risk components of total compensation are progressively greater for higher level positions.

BASE SALARY

  Base salary is designed to provide meaningful levels of compensation to executives, while helping the Company manage its fixed costs. Salaries for top executives are determined annually, and are based on the Committee's review of: job scope and responsibilities; length of service; corporate, unit, and individual performance; competitive rates for similar positions as indicated by the Towers Perrin Media Industry Survey; and subjective factors. In general, executive base salaries are targeted to the 75th percentile of the competitive data. The 1996 base salaries for the Named Executive Officers were approximately at the targeted 75th percentile of the competitive data.

ANNUAL INCENTIVE COMPENSATION

  Short-term incentives for 1996 were provided for executive officers under the "Annual Incentive Program." Participation in the Annual Incentive Program is limited to a group of senior managers, including the Named Executive Officers, who have a material impact on Company performance. Awards earned under the Plan are contingent upon employment with the Company through the end of the year, except for payments made in the event of death, retirement, disability, or in the event of a change in control.

  Payouts under the Annual Incentive Program are calculated under a formula based on (a) annual base salary; (b) a specific percentage of base salary, which increases for higher level positions commensurate with the greater percentage of compensation at risk for those with greater responsibilities; and (c) actual performance in the areas of earnings and customer service. In addition, the Committee's judgment as to the participant's contribution to results during the year is considered, and a discretionary award in the form of restricted stock may be made.

  Awards under the Annual Incentive Program are based on the achievement of goals relating to performance in the fiscal year. Objective performance goals are set to represent a range of performance, with the level of the associated incentive award varying with different levels of performance achievement. The "minimum" goal is set to reflect the minimum acceptable levels of performance which will warrant payment of incentive awards. The "maximum" goal reflects an ambitious level of performance which would only be attainable in an outstanding year.

LONG-TERM INCENTIVE COMPENSATION

  Long-term incentives generally are provided through the issuance of non-qualified stock options for the Company's Class A Common Stock under the LTIP. A stock option permits the holder to buy Company stock at a specific price during a specific period of time. As the price of Company stock rises, the option increases in value. The intent of such awards is to provide the recipient with an incentive to perform at levels that will result in better Company performance and enhanced stock value. In general, stock option awards are issued annually with an exercise price equal to the market price of the Company's Class A Common Stock at the time of award.

  All options issued in 1995 have a ten-year term. To encourage continued employment with the Company, these options vest over a five-year period, with 60% becoming exercisable three years after the date of grant and an additional 20% becoming exercisable each year thereafter. However, if the stock price achieves, and maintains for a period of ten consecutive trading days, a level equal to or greater than 140 percent of the price on the grant date, vesting will be accelerated and these options will be fully exercisable.

  To ensure that executive officers and key management employees retain significant holdings in the Company, the Committee encourages them to own Company stock with a value equal to one to three times their base salary, depending upon their position. For purposes of these guidelines, an employee's holdings include the Company's Class A Common Stock (excluding restricted stock and shares subject to unexercised options) and Cox Enterprises, Inc.'s common stock received as prior UAP awards.

CHIEF EXECUTIVE OFFICER COMPENSATION

  The executive compensation policy described above is applied in establishing Mr. Robbins' compensation each year. Mr. Robbins participated in the same executive compensation plans available to the Company's other executive officers.

  In 1996, Mr. Robbins had a base salary of $600,000. On the basis of the Company's performance versus established goals, and Mr. Robbins' individual performance, the Committee determined that Mr. Robbins was entitled to an annual cash bonus for performance in 1996. Mr. Robbins elected to forego this cash bonus, and in exchange, the Committee granted Mr. Robbins a restricted stock award of 15,584 shares of Class A Common Stock on January 1, 1997. On January 23, 1996, Mr. Robbins, was also granted long-term incentive awards under the LTIP in the form of options for 170,000 shares of Class A Common Stock, in addition to 8,000 shares of restricted stock which were awards to reward 1995 performance. A portion of the options granted to Mr. Robbins in 1996 was granted in consideration for the consummation of the Times Mirror cable television merger and additional responsibilities related to the integration of the new systems assumed by Mr. Robbins thereafter.

 Tax Deductibility Considerations

  Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to the executive officers named in this proxy statement, unless certain requirements are met. It is the present intention of the Compensation Committee of the Company to preserve the deductibility of compensation under Section 162(m) to the extent the Committee believes that doing so would be consistent with the best interests of stockholders. As such, long-term incentive compensation awards, particularly stock option awards, are designed to meet the requirements for deductibility under Section 162(m).

                           Robert F. Erburu (Chair)
                             Janet Morrison Clarke
                                Andrew J. Young

                             CERTAIN TRANSACTIONS

  CEI performs day-to-day cash management services for the Company, with settlements of debit or credit balances between the Company and CEI occurring periodically at market interest rates. The amounts due to CEI are generally due on demand and represent the net of various transactions. The amounts due to CEI as of January 31, 1997 were approximately $49.5 million. CEI provides certain other management services to the Company, including legal, corporate secretarial, tax, cash management, internal audit, risk management, benefit administration and other support services. The Company was allocated expenses for the year ended December 31, 1996 of approximately $2.5 million related to these services. The Company pays rent and certain other occupancy costs to CEI for its home office facilities. Related rent and occupancy expense for the year ended December 31, 1996 was approximately $3.0 million. Allocated expenses are based on CEI's estimate of expenses relative to the services provided to other subsidiaries of CEI. Rent and occupancy expense is allocated based on occupied space. Management believes that these allocations were made on a reasonable basis. However, the allocations are not necessarily indicative of the level of expenses that might have been incurred had the Company operated on a stand-alone basis. Management has not made a study or any attempt to obtain quotes from third parties to determine what the cost of obtaining such services from third parties would have been. The fees and expenses to be paid by the Company to CEI are subject to change.

  The Company pays fees to certain entities in which it has an ownership interest in exchange for cable television programming. Programming fees paid to such affiliates for the year ended December 31, 1996 were approximately $24.5 million.

  The Company's accounts will be included in the consolidated federal income tax return of CEI so long as such consolidation is advantageous to both CEI and the Company, and is permitted under applicable laws and regulations. The Company has entered into a tax sharing agreement with CEI to, among other things, provide that current federal (and, if applicable, state) income tax expenses and benefits are allocated on a separate return basis to the Company based on the current year tax effects of the inclusion of its income, expenses and credits in the consolidated income tax returns of CEI (or, if applicable, based on separate state income tax returns).

  CEI and the Company have formed a partnership (the "Cox Pioneer Partnership") to own the two companies' joint interest in a personal communications services ("PCS") system in the Los Angeles-San Diego major trading area ("MTA"). Upon FCC approval, the Company will contribute to Cox Pioneer Partnership substantially all of its PCS license for the Los Angeles-San Diego MTA. Cox Pioneer Partnership is owned approximately 78% by the Company and approximately 22% by CEI. The Company and CEI will make capital contributions to Cox Pioneer Partnership in proportion to their percentage interests. The Company has joined Tele-Communications, Inc., Comcast Corporation and Sprint Corporation to create a joint venture referred to as "Sprint PCS." Cox Pioneer Partnership will contribute its interest in the PCS license to a partnership with Sprint PCS.

  Cox Communications Phoenix, Inc., a wholly owned subsidiary of the Company, in December 1996 entered into an advertising agreement with Thomson Newspapers, Inc. ("Thomson"). In connection with this advertising agreement, the Company signed a noncompetition agreement with Thomson covering competitive print products in the Phoenix area. The advertising agreement and noncompetition agreement were ancillary to an asset exchange transaction between Cox Newspapers, CEI's newspaper subsidiary, and Thomson (the "Exchange Transactions"). These agreements, which were approved by the Company's Audit Committee, were determined to represent foregone business opportunities with an approximate value of $1,462,800. This amount was paid by Thomson to the Company and a corresponding amount was deducted from the amount paid by Thomson to Cox Newspapers in connection with the Exchange Transactions.

                       SELECTION OF INDEPENDENT AUDITORS
                               (PROPOSAL NO. 2)

  The Board of Directors has selected the firm of Deloitte & Touche LLP, independent certified public accountants, as independent auditors of the Company for the year ending December 31, 1997. Deloitte & Touche LLP has audited the financial statements of the Company since the fiscal year ending December 31, 1995. Deloitte & Touche LLP (or its predecessors) has audited the financial statements of CEI for many years.

  Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the voting power of the Company's Class A Common Stock and Class C Common Stock present or represented by proxy and entitled to vote at the Annual Meeting.

  A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be offered the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions. In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                 AMENDMENT TO THE CERTIFICATE OF INCORPORATION
                  TO INCREASE THE NUMBER OF AUTHORIZED SHARES
                            OF CLASS A COMMON STOCK
                               (PROPOSAL NO. 3)

  On February 20, 1997, the Board of Directors of the Company, by unanimous written consent, approved, subject to stockholder approval, an amendment to the Company's Certificate of Incorporation (the "Certificate of Incorporation") to increase the number of shares of the Company's Class A Common Stock that the Company is authorized to issue from two hundred and eighty-six million (286,000,000) to three hundred and sixteen million (316,000,000) shares (the "Amendment"). The complete text of the Amendment is set forth below in the form in which it was adopted by the Board of Directors, subject to stockholder approval; however, such text is subject to change as may be required by the Secretary of State of the State of Delaware. If the Amendment is approved by an affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors of the Company, upon filing of the Amendment with the Secretary of State of the State of Delaware, the number of authorized shares of Class A Common Stock authorized by the Certificate of Incorporation will be increased from 286,000,0000 to 316,000,000, and the aggregate number of shares of authorized stock will be 335,000,000 shares, consisting of 316,000,000 shares of Class A Common Stock, 14,000,000 shares of Class C Common Stock and 5,000,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock"). The Board of Directors may make any and all changes to the Amendment that it deems necessary to file the Amendment with the Secretary of State of the State of Delaware.

  The result of the Amendment will be to increase the number of shares of Class A Common Stock that will be readily available, if more shares are needed, for issuance in connection with corporate purposes including, but not limited to, stock splits, stock dividends, financings, acquisitions and other future developments where issuance would be desirable. The Board of Directors believes that having such additional shares of Class A Common Stock available for such purposes without delay or the necessity for a special stockholders' meeting would be beneficial to the Company. The Company has no definitive commitments, agreements or undertakings to issue any material amount of additional shares of Class A Common Stock, other than in connection with outstanding options or other securities convertible into Class A Common Stock. The terms of the additional shares of Class A Common Stock for which authorization is sought will be identical to the shares of Class A Common Stock currently authorized, issued and outstanding, and the Amendment will not affect the terms, or the rights of the holders of issued and outstanding shares of Class A Common Stock. However, if such additional authorized shares of Class A Common Stock are subsequently issued to other than existing stockholders, the percentage interest of existing stockholders will be diluted. The issuance of any additional shares of Class A Common Stock will be on terms deemed to be in the interests of the Company and its stockholders.

  If the Amendment is approved by the requisite vote of the stockholders,
Article V, Section A of the Certificate of Incorporation will be amended to read in its entirety as follows:

  "A. Authorized Shares. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is three hundred thirty-five million (335,000,000) shares of which (i) three hundred thirty million (330,000,000) shares of a par value of $1.00 per share shall be Common Stock (the "Common Stock"), and (ii) five million (5,000,000) shares of a par value of $1.00 per share shall be Preferred Stock (the "Preferred Stock"). The Common Stock shall be divided into classes as follows: three hundred sixteen million (316,000,000) shares of Class A Common Stock ("Class A Stock") and fourteen million (14,000,000) shares of Class C Common Stock ("Class C Stock")";

                   THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                  "FOR" THE APPROVAL OF THE AMENDMENT TO THE
                  CERTIFICATE OF INCORPORATION OF THE COMPANY
                TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF
                             CLASS A COMMON STOCK.

                                APPROVAL OF THE
                       1997 EMPLOYEE STOCK PURCHASE PLAN
                               (PROPOSAL NO. 4)

  The Compensation Committee of the Board of Directors adopted the Cox Communications, Inc. 1997 Employee Stock Purchase Plan ("Employee Stock Purchase Plan") on March 6, 1997, subject to the approval by the stockholders of the Company at the 1997 Annual Meeting. A total of 1,250,000 shares of Class A Common Stock have been authorized for issuance under the Employee Stock Purchase Plan. The Employee Stock Purchase Plan is intended to qualify under Section 423 of the Code. Under the terms of the Employee Stock Purchase Plan, eligible employees may subscribe to purchase shares of Class A Common Stock in a designated amount ("Subscription Amount"). Eligible employees are any employees who are regularly scheduled to work at least 20 hours per week and have at least 6 months of service as of the Grant Date, which date shall be determined at the discretion of the Management Committee (the "Committee") of the Company, whose members are appointed by the Company's Board of Directors. Approximately 6,000 employees will be eligible to participate in the Employee Stock Purchase Plan. The price of the Class A Common Stock offered to employees will be 85% of the market value of the Class A Common Stock on the Grant Date. Shares will be offered to eligible employees for subscription during the period beginning with the Grant Date and ending 45 days thereafter. In order to participate, employees will authorize the Company to withhold the Subscription Amount from their pay in substantially equal installments each during the 25-month period beginning on the first day of the month following the close of the offering period. In no case shall an employee subscribe for more than $12,500 in Class A Common Stock during the 25-month period. An employee may elect to withdraw from the Employee Stock Purchase Plan at any time and may request that his or her aggregate contributions be paid in cash or in whole shares of Class A Common Stock, with any remaining amount refunded in cash. In the event that the aggregate subscriptions exceed the authorized 1,250,000 shares, each participant's subscription will be reduced on a pro rata basis. The Employee Stock Purchase Plan will be administered by the Committee.

  Generally, no tax consequences arise at the time the employee purchases the Class A Common Stock under the Employee Stock Purchase Plan. If an employee disposes of the Class A Common Stock purchased under the Employee Stock Purchase Plan less than one year after the Class A Common Stock is transferred to him or her but within two years after the date of the Grant Date, he or she will be deemed to have received compensation taxable as ordinary income in the amount of the difference between the amount paid for the Class A Common Stock and the value of the Class A Common Stock at the time of purchase. If the Class A Common Stock is sold or exchanged, the amount of such ordinary income is added to the employee's basis in his or her Class A Common Stock for purposes of determining gain or loss.

  If an employee does not dispose of the Class A Common Stock purchased under the Employee Stock Purchase Plan for at least one year after the Class A Common Stock is transferred to him or her and at least two years after the Grant Date, he or she will be deemed to have received compensation taxable as ordinary income for the taxable year in which the disposition occurs in an amount equal to the lesser of (a) 10% of the fair market value of the Class A Common Stock on the Grant Date, or (b) the excess of the fair market value of the stock on the date of sale, exchange or other disposition over the purchase price paid by the employee. The amount of such ordinary income is then added to the employee's basis in his or her Class A Common Stock for purposes of determining capital gain or loss. If an employee dies before disposing of the Class A Common Stock purchased under the Employee Stock Purchase Plan, he or she will be deemed to have realized compensation taxable as ordinary income in the taxable year closing with his or her death in an amount equal to the lesser of clauses (a) and (b) as set forth in the first sentence of this paragraph. The employee is deemed not to have realized any capital gain or loss because of death. The Company generally will not be entitled to a deduction with respect to the Class A Common Stock purchased under the Employee Stock Purchase Plan unless the Class A Common Stock is disposed of less than one year after the Class A Common Stock is transferred to the employee, or less than two years after the Grant Date.

  The Employee Stock Purchase Plan may be amended, suspended or terminated by the Board of Directors in whole or in part at any time; provided that no such amendment, suspension or termination of the Employee Stock Purchase Plan may adversely affect the rights of or obligations to the participants without such participants' consent and any such amendment, suspension or termination will be subject to the approval of the stockholders to the extent required by any federal or state law or regulation of any stock exchange.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE 1997
                         EMPLOYEE STOCK PURCHASE PLAN.

OTHER MATTERS

  Management does not know of any other matters to be considered at the Annual Meeting. If any other matters do properly come before the meeting, persons named in the accompanying form of proxy intend to vote thereon in accordance with their best judgment, and the discretionary authority to do so is included in the Proxy.

ANNUAL REPORT ON FORM 10-K

  The Company's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, is available free upon written request to: Finance Department, Cox Communications, Inc., 1400 Lake Hearn Dr., N.E., Atlanta, Georgia 30319.

SUBMISSION OF STOCKHOLDER PROPOSALS

  It is anticipated that the 1998 Annual Meeting of Stockholders of the Company will be held in April 1998. Any stockholders who intend to present proposals at the 1998 Annual Meeting of Stockholders, and who wish to have such proposal included in the Company's Proxy Statement for the 1998 Annual Meeting, must ensure that such proposals are received by the Corporate Secretary of the Company not later than November 17, 1997. Such proposals must meet the requirements set forth in the rules and regulations of the Securities and Exchange Commission in order to be eligible for inclusion in the Company's 1998 proxy materials.


                                          By Order of the Board of Directors

                                          /s/ Andrew A. Merdek
                                          -----------------------------
                                          Andrew A. Merdek
                                          Corporate Secretary
                                          Atlanta, Georgia

                                          March 17, 1997

--------------------------------------------------------------------------------

      Please mark your                                                     5249
 [X]  votes as in this
      example.

      This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR proposals 1,2,3 and 4.
--------------------------------------------------------------------------------
      The Board of Directors recommends a vote FOR proposals 1, 2, 3 and 4.
--------------------------------------------------------------------------------
                              FOR                   WITHHELD
1. Election of
   Directors.                 [_]                     [_]
   (see reverse)

For, except vote withheld from the following nominee(s):


----------------------------------------------------------

                              FOR       AGAINST      ABSTAIN
2. Ratification of
   appointment of             [_]         [_]          [_]
   independent
   auditors.

3. Approval of
   amendment of               [_]         [_]          [_]
   Certificate of
   Incorporation

4. Approval of 1997
   Employee Stock             [_]         [_]          [_]
   Purchase Plan


5. In the discretion of the      Change of Address/
   proxies named herein, the     Comments on           [_]
   proxies are authorized        Reverse Side
   to vote upon other matters
   as are properly brought
   before the meeting.           I plan to attend
                                 the meeting.          [_]





All as more particularly described in the Proxy Statement relating to such meeting, receipt of which is hereby acknowledged.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


------------------------------------------



------------------------------------------
SIGNATURE(S)                 DATE
--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE



                   [LOGO OF COX COMMUNICATIONS APPEARS HERE]

                   [LOGO OF COX COMMUNICATIONS APPEARS HERE]

Proxy Solicited on Behalf of the Board of Directors of Cox Communications, Inc.
                     for Annual Meeting on April 17, 1997
P
        The UNDERSIGNED hereby appoints James O. Robbins, Andrew A. Merdek and
R Jimmy W. Hayes, or any of them, and any substitute or substitutes, to be the attorneys and proxies of the undersigned at the Annual Meeting of
O Stockholders of Cox Communications, Inc. ("Cox") to be held at 9:00 a.m. local time on Thursday, April 17, 1997, at Corporate Headquarters at 1400
X Lake Hearn Drive, NE, Atlanta, Georgia, or at any adjournment thereof, and to vote at such meeting the shares of stock of Cox the undersigned held of
Y record on the books of Cox on March 6, 1997, the record date for the meeting. The undersigned hereby revokes any previous proxies with respect to the matters covered by this proxy.
                                                    (change of address/comments)

    Election of Directors, Nominees:
                                                         -----------------------
    James C. Kennedy, Janet Morrison Clarke,
                                                         -----------------------
    John R. Dillon, David E. Easterly, Robert F. Erburu,
                                                         -----------------------
    James O. Robbins, Andrew J. Young.
                                                         -----------------------
    Independent Auditors:                                (if you have written in
    Deloitte & Touche LLP                                the above space, please
                                                         mark the corresponding
                                                         box on the reverse side
                                                         of this card)

    You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations.
    The proxies cannot vote your shares unless you sign and
    return this card.
                                                                -------------
                                                                 SEE REVERSE
                                                                    SIDE
                                                                -------------